Dennis G. Newkirk
                                                               (713) 423-3332


                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                   NL ANNOUNCES HIGHER THIRD QUARTER EARNINGS


HOUSTON, TEXAS --October 19, 1995 -- NL Industries, Inc. (NYSE:NL) announced net income for the third quarter of 1995 of $17.4 million, or $.34 per share, on sales of $255 million compared to a net loss in the third quarter of 1994 of $4.6 million, or $.09 per share, on sales of $225 million. NL's net income for the first nine months of 1995 was $51.5 million, or $1.00 per share, on sales of $790 million. The net loss for the comparable 1994 period was $26.5 million, or $.52 per share, on sales of $664 million. The improvement in NL's results was driven by higher selling prices for titanium dioxide pigments ("TiO2") partially offset by lower sales volumes. J. Landis Martin, President and CEO, stated, "We remain optimistic about NL's long-term prospects. In 1994 our customers replenished their inventories of TiO2 in anticipation of tightening supplies, resulting in record sales volumes for NL in 1994. Economies worldwide have continued growing in 1995, but at lower rates than 1994. Both factors contributed to NL's somewhat lower sales volumes in 1995 compared to 1994."

Operating income of Kronos' TiO2 business in the third quarter of 1995 was $40.8 million, a $22.0 million increase over the third quarter of 1994 on a 15% increase in sales. Kronos' operating income in the first nine months of 1995 was $120.4 million, more than double the 1994 period on a 20% increase in sales. Average TiO2 selling prices for the quarter were 18% higher than the third quarter of 1994 and 2% higher than the second quarter of 1995. Kronos' third quarter sales volumes were 6% below the third quarter of 1994 and year-to-date sales volumes for 1995 were slightly lower than sales volumes for the same period in 1994.

Rheox's operating income for the first nine months of 1995 rose $5.8 million from the year-earlier period to a record $29.7 million on higher sales volumes and selling prices.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.


                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                       Quarter ended              Nine months ended
                                                        September 30,               September 30,
                                                       1994          1995           1994           1995
NET SALES

  Kronos                                                  $194.1        $222.8          $574.9       $689.5
  Rheox                                                     31.1          32.5            89.3        100.2

                                                          $225.2        $255.3          $664.2       $789.7

OPERATING INCOME
  Kronos                                                  $ 18.8        $ 40.8          $ 51.7       $120.4
  Rheox                                                      8.3           9.8            23.9         29.7


    OPERATING INCOME                                        27.1          50.6            75.6        150.1

General corporate income (expense):
  Securities earnings                                        1.3           1.5             2.1          5.9
  Expenses, net                                            (10.0)         (7.1)          (28.3)       (19.9)
  Interest expense                                         (21.0)        (20.3)          (63.1)       (62.0)

    Income (loss) before income taxes                       (2.6)         24.7           (13.7)        74.1

Income tax expense                                          (1.9)         (7.4)          (12.2)       (22.3)

Minority interest                                            (.1)           .1             (.6)         (.3)

    NET INCOME (LOSS)                                     $ (4.6)       $ 17.4          $(26.5)      $ 51.5

Per share of common stock                                 $ (.09)       $  .34          $ (.52)      $ 1.00

Weighted average common shares
 and common share equivalents
 outstanding                                                51.0          51.6            51.0         51.5